Exhibit 5.1

FREDRIKSON & BYRON, P.A.

200 South Sixth Street, Suite 4000

Minneapolis, Minnesota 55402

Telephone: (612) 492-7000

Facsimile: (612) 492-7077

February 7, 2022

The trū Shrimp Companies, Inc.
330 Third Street

Balaton, MN 56115

Re:  Registration Statement on Form S-1 – Exhibit 5.1

Ladies and Gentlemen:

We have acted as counsel to The trū Shrimp Companies, Inc, a Delaware corporation (the “Company”), in connection with its filing of the Registration Statement (as amended, the “Registration Statement”) on Form S-1, as amended (File No. 333-262218), with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”). We have been advised that the Registration Statement relates to the proposed underwritten offering and sale of up to 1,500,000 units (“Units”), with each Unit consisting of (i) one share (each, a “Share”) of the Company’s common stock, par value $0.001 per share (“Common Stock”), and (ii) a warrant to purchase one share (each, a “Warrant Share”) of Common Stock (each, a “Warrant”), to be issued and sold by the Company pursuant to the terms of the Underwriting Agreement. This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

In connection herewith, we have examined originals or copies, certified or otherwise identified to our satisfaction, of: (i) the Registration Statement; (ii) the form of Underwriting Agreement (the “Underwriting Agreement”) proposed to be entered into by and among Lake Street Capital Markets, LLC, as representative of the several underwriters named therein, relating to the sale by the Company the underwriters of the Units, filed as Exhibit 1.1 to the Registration Statement, (iii) the form of Warrant Agent Agreement and form of Warrant filed as Exhibit 4.3 to the Registration Statement, (iv) the Company’s current amended and restated certificate of incorporation as Exhibit 3.1 to the Registration Statement, (v) the form of second amended and restated certificate of incorporation of the Company as filed as Exhibit 3.2 to the Registration Statement, (vi) the Company’s current bylaws as filed as Exhibit 3.3 to the Registration Statement, (vii) the form of amended and restated bylaws of the Company as filed as Exhibit 3.4 to the Registration Statement, and (viii) resolutions of the Board of Directors of the Company pertaining to the issuance by the Company of the Units.

We have examined and relied upon the information set forth in the Registration Statement and such other records, agreements, certificates, statements of public officials and officers of the Company, and documents as in each case have been provided to us and we have considered material to the opinions hereinafter set forth. We have not verified the accuracy or completeness of the contents of such information, records, agreements, certificates, statements or documents, and we have not made any independent investigation of any factual matter. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity with the original of all documents submitted to us as copies thereof. We have examined such matters of law as in our experience we have deemed appropriate in connection with the opinions hereinafter set forth.

In connection herewith, we have also assumed that, other than with respect to the Company, at such times as the Units are issued and sold, all of the documents referred to in this opinion letter will have been duly authorized by, duly executed and delivered and countersigned by, and will constitute the valid, binding and enforceable obligations of, all of the parties to such documents, all of the signatories to such documents will have been duly authorized and all such parties will be duly organized and validly existing and will have the power and authority (corporate or other) to execute, deliver and perform such documents.

Based upon the foregoing and in reliance thereon, and subject to the assumptions, comments, qualifications, limitations and exceptions set forth herein, we are of the opinion that, assuming the due execution and delivery of the Underwriting Agreement by the Company and the underwriters named therein, and the receipt by the Company of all agreed upon consideration in the manner contemplated by the Underwriting Agreement and the Registration Statement:

1.    When the Units are delivered in accordance with the Underwriting Agreement, the Units will be valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

2.    The Shares have been duly authorized by the Company and, when the Units are delivered in accordance with the Underwriting Agreement, the Shares will be validly issued, fully paid and nonassessable.

3.     The Warrants have been duly authorized by the Company and, when the Units are delivered in accordance with the Underwriting Agreement, the Warrants will be valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

4.    The Warrant Shares have been duly authorized by the Company and, when issued and delivered to the holder of the Warrants upon exercise of the Warrants in accordance with their terms, will be validly issued, fully paid and non-assessable.

Our opinions herein reflect only the application of the General Corporation Law of the State of Delaware. The opinions set forth herein are made as of the date hereof and are subject to, and may be limited by, future changes in factual matters, and we undertake no duty to advise you of the same. The opinions expressed herein are based upon the law in effect (and published or otherwise generally available) on the date hereof, and we assume no obligation to revise or supplement these opinions should such law be changed by legislative action, judicial decision or otherwise.

In addition, our opinions expressed above are qualified to the extent that (a) enforceability may be limited by and be subject to general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law (including, without limitation, concepts of notice and materiality), and by bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting creditors’ and debtors’ rights generally (including, without limitation, any state or federal law in respect of fraudulent transfers).

We do not render any opinions except as set forth above. We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the prospectus filed as a part thereof. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

FREDRIKSON & BYRON, P.A. /s/ Joseph J. Schauer
By: Joseph J. Schauer Its: Vice President